UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Definitive Proxy Statement

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☐	Soliciting Material under § 240.14a-12

GCP Applied Technologies Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GCP Applied Technologies Inc.

2325 Lakeview Parkway

Alpharetta, Georgia 30009

SUPPLEMENT TO PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

to be held on May 3, 2022

This supplement, dated April 15, 2022 (this “Supplement”), amends and supplements the Definitive Proxy Statement of GCP Applied Technologies Inc. (the “Company”) dated March 23, 2022 (the “Proxy Statement”), and is being made available to the Company’s stockholders on or about April 15, 2022 in connection with the solicitation of proxies on behalf of the board of directors of the Company (the “Board”) of the Company’s 2022 Annual Meeting of Stockholders to be held on Tuesday, May 3, 2022 (the “Meeting”) or any postponement or adjournment thereof.

We are asking for your support at the Meeting by voting in accordance with the recommendations of the Board on all proposals. In particular, we are requesting your support on Proposal One: Election of Directors (the “Director Proposal”) and Proposal Three: Advisory Vote to Approve the Compensation of GCP’s Named Executive Officers (the “Say-on-Pay Proposal”). In deciding how to vote on these proposals, we encourage you to read the relevant portions of our Proxy Statement and consider the supplemental information below.

THE PROXY STATEMENT CONTAINS IMPORTANT INFORMATION AND THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

The Board of Directors recommends you vote “FOR” the Director Proposal

Institutional Shareholder Services Inc., a proxy advisory firm, published a report on April 9, 2022 (the “ISS Report”) recommending that the Company’s stockholders vote against electing Robert H. Yanker as a director due to the fact that there is lack of diversity on the Board and he serves as chair of the Nominating, Governance and Environmental and Social Responsibility Committee (the “Committee”). During 2021, the Committee conducted a search for, and identified, potential board nominees who were diverse in race and ethnicity. The Committee was prepared to extend an offer to such identified nominee; however, the Committee suspended the process upon the execution of the Merger Agreement. In the event the transactions contemplated by the Merger Agreement are not consummated, the Committee will commence a new search for potential board nominees who are racially and ethnically diverse.

Glass, Lewis & Co. (“Glass Lewis”), a proxy advisory firm, published a report on April 6, 2022 recommending that the Company’s stockholders vote against electing Mr. Yanker as a director due to the fact that he serves as chair of the Committee. Glass Lewis made such recommendation because the Company’s Amended and Restated Bylaws contain an exclusive forum provision. In May 2021, the Board amended the Company’s Amended and Restated By-laws to adopt a forum selection clause, which designates the federal district courts of the United States of America as the exclusive jurisdiction for any litigation arising under the Securities Act of 1933, as amended (the “By-law Amendment”). The Board approved the By-law Amendment in order to reduce any potential expenses that the Company may incur in connection with any such actions or proceedings if the Company was required to defend any such potential actions or proceedings in multiple jurisdictions and in parallel proceedings in federal and state courts simultaneously.

The foregoing summary and description of the provisions of the By-law Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the By-law Amendment, a copy of which was filed as Exhibit 3.1 with the Current Report on Form 8-K on May 7, 2021.

The Board recommends that you vote for all director nominees.

The Board of Directors recommends you vote “FOR” the Say-on-Pay Proposal

The ISS Report recommended that the Company’s stockholders vote against the Say-on-Pay Proposal due to the fact that severance was paid in connection with a voluntary resignation. However, the ISS Report incorrectly characterized the departures of Messrs. Holland and Thompson as voluntary. Both such departures were involuntary. Further, as the ISS Report indicates, pay and performance for our executive officers were aligned for fiscal year 2021.

Except as amended or supplemented by the information contained in this Supplement, all information set forth in the Proxy Statement remains unchanged and should be considered in voting your shares of common stock. We urge you to read the Proxy Statement and this Supplement in their entirety.

Your vote is important to us and we appreciate your continued support of the Company.